UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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SUN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
JULY 17, 2014
SUPPLEMENT TO PROXY STATEMENT

July 8, 2014

The information provided in this filing is intended to supplement (this “Second Supplement”) the Proxy Statement (the “Proxy Statement”) and previous supplement thereto (the “First Supplement”) of Sun Bancorp, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2014, related to the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the executive office of Sun Bancorp, Inc., 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey, on July 17, 2014, at 9:30 a.m.

The Company wishes  to inform you that incumbent director, Steven A. Kass, who was nominated for election at the Annual Meeting, resigned from the Board of Directors, effective on June 30, 2014, as a result of  the acquisition of his accounting firm, Rothstein-Kass, by KPMG LLP.  The Board of Directors thanks Mr. Kass for his service to the Company.  As noted in the Proxy Statement, if any of the director nominees listed therein is unable to serve as a director, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend.

Accordingly, the Board of Directors is pleased to inform you that it has designated Thomas M. O’Brien, the Company’s newly appointed President and Chief Executive Officer and Director, as its substitute nominee for Steven A. Kass.  Therefore, the Company wishes to advise you that shares represented by all valid proxies voted in favor of the election of Steven A. Kass will be voted in favor of Thomas M. O’Brien.  Please note that due to the timing of this recent  development, the proxy card will not be updated to reflect this substitution of nominees. This Second Supplement provides information regarding the qualifications and business background of Thomas M. O’Brien, as well as his beneficial ownership in shares of the Company’s common stock (the “Common Stock”).

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Proxy Statement.

Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Annual Meeting
to be Held on July 17, 2014 at 9:30 a.m.

The Proxy Statement, the First Supplement and this Second Supplement and the 2013 Annual Report to Shareholders
are available for review on the Internet at www.envisionreports.com/SNBC.

ANSWERS TO SOME IMPORTANT QUESTIONS

Q.	WHY DID THE COMPANY FILE THIS SECOND SUPPLEMENT?

A.
As disclosed in the Proxy Statement, you are being requested to vote on, among other things, the election of eleven (11) directors at the Annual Meeting.  You are receiving this Second Supplement because one of the nominees for election as a director has resigned from the Board of Directors prior to the Annual Meeting and the Board has designated a substitute nominee.

The Proxy Statement provides that if any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend.

Steven A. Kass, who was nominated for election at the Annual Meeting, resigned from the Board of Directors effective on June 30, 2014, as a result of  the acquisition of his accounting firm, Rothstein-Kass, by KPMG LLP.  Because Steven A. Kass will be unable to serve as a director, the Board of Directors has designated Thomas M. O’Brien, the Company’s newly appointed President and Chief Executive Officer and Director, as its substitute director nominee.

All shares represented by all valid proxies voted in favor of the election of Steven A. Kass will be voted in favor of the election of Thomas M. O’Brien.  Please note that due to the timing of this recent development, the proxy card will not be updated to reflect this substitution.

Q.	HOW DOES THE BOARD OF DIRECTORS SUGGEST THAT I VOTE?

A.
The Board of Directors of the Company recommends that you vote “FOR” the election of the directors listed as nominees in the Proxy Statement, which will now include Thomas M. O’Brien in lieu of Steven A. Kass, and “FOR” the other proposals described in the Proxy Statement, as supplemented by the First Supplement  filed with the SEC on June 24, 2014, withdrawing prior Proposal III.

Q.	HOW CAN I VOTE?

A.
• Voting over the Internet.   To vote by Internet:

o Go to www.envisionreports.com/SNBC; or
o Scan the QR code on your proxy card with your smartphone.
o The steps for voting by Internet are outlined on the secure website. Proxies submitted by the Internet must be received by 2:00 a.m. Eastern Time on July 17, 2014.

• Voting by Telephone.  To vote by telephone:

o Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone; and
o Follow the instructions on the recorded message.  Proxies submitted by the telephone must be received by 2:00 a.m. Eastern Time on July 17, 2014.

• Voting by Mail. If you have requested paper copies, complete, sign, date and return the proxy card in the postage-paid envelope provided. To be voted, mailed proxy cards must be received by: 5:00 p.m. Eastern Time on July 16, 2014.

Q.	CAN I VIEW THE PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET?

A.	Yes. This Second Supplement, the Proxy Statement, the First Supplement and the Annual Report to Shareholders, are available on the Internet at www.envisionreports.com/SNBC

THIS INFORMATION UPDATES INFORMATION THAT IS INCLUDED IN THE PROXY STATEMENT AND FIRST SUPPLEMENT. WE URGE YOU TO READ THIS INFORMATION AND THE PROXY STATEMENT AND FIRST SUPPLEMENT CAREFULLY.

PROPOSAL I
ELECTION OF DIRECTORS

Eleven (11) directors will be elected at the Annual Meeting.   All of the nominees are currently members of the Board of Directors.  Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees, as revised by this Supplement, unless otherwise specified, and that all shares represented by all valid proxies voted in favor of the election of Steven A. Kass will be voted in favor of the election of Thomas M. O’Brien.  However, if any of the current nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such further substitute as the Board of Directors may recommend.  At this time, the Board knows of no reason why any of the current nominees, other than Mr. Kass, whose nomination has been substituted with Mr. Thomas M. O'Brien, might be unavailable to serve.  Each of the nominees, including Mr. O’Brien, has consented to serve, if elected.

The following table sets forth Mr. O’Brien’s name and age, the date Mr. O’Brien became a director or executive officer of the Company and the Bank, and the number and percentage of shares of Common Stock beneficially owned as of the Record Date.  The address for Mr. O’Brien is 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08364.  Additional biographical information on Mr. O’Brien appears elsewhere in this Second Supplement under the heading “INFORMATION ABOUT THE NOMINEE’S QUALIFICATIONS, EXPERIENCE, ATTRIBUTES OR SKILLS.”

Name	Age	Year First Elected or Appointed	Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding

EXECUTIVE OFFICER AND DIRECTOR

Thomas M. O’Brien Director, President and Chief Executive Officer	63	2014	301,205	*

(1)  Does not include the award of a stock option to purchase 500,000 shares of Company Common Stock on July 2, 2014 which is not first exercisable until two years thereafter except in the event of the death or disability. Does not include the award of 451,807 shares of Company Common Stock as Matching Shares (as defined below) awarded to  Mr. O’Brien on July 2, 2014 upon the commencement of his employment, which shares are subject to vesting at the rate of 1/3 after two years from the date of such award and 1/3 annually thereafter.
           *  Represents less than one percent.

COMPENSATION

On March 31, 2014, the Company and its wholly-owned subsidiary, Sun National Bank (the “Bank”), agreed to hire Thomas M. O’Brien, as President and Chief Executive Officer of the Company and the Bank, subject to prior receipt of regulatory non-objection from the Federal Reserve Board (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”) (collectively, the “Regulatory Non-Objections”).

Mr. O’Brien entered into an employment agreement with the Company (the “Employment Agreement”) providing for an at-will employment relationship, which commenced on July 2, 2014, the first business day following receipt of the latest of the formal Regulatory Non-Objections.  The following description is qualified in its entirety by reference to the terms of the Employment Agreement, which is filed as Exhibit 10 to the Company’s Current Report on Form 8-K, filed April 2, 2014.

Mr. O’Brien’s initial base salary is $700,000 per year commencing as of July 2, 2014.  Under the Employment Agreement, Mr. O’Brien will have an opportunity to receive annual cash incentives.  Each year that Mr. O’Brien remains employed by the Company, he will be eligible to receive a cash incentive award, with a target award opportunity of not less than 75% of his annual base salary as in effect when the applicable performance goals are established, with any such goals to be mutually developed and agreed upon by Mr. O’Brien and the Compensation Committee of the Company’s Board of Directors within the first 90 days of the performance period; provided that, for the 2014 fiscal year, Mr. O’Brien’s annual bonus is guaranteed at 75% of his base salary, pro-rated based upon the number of months that he is employed by the Company during the year.

  Commencing with the 2015 fiscal year, Mr. O’Brien will be granted an annual equity award (in the form of restricted stock and/or stock options based on mutually agreed upon performance goals) with a grant date value of not less than 75% of his annual base salary as in effect at the time that such performance goals are established.  Such awards will vest at the rate of one-third (1/3) after 24 months, one-third (1/3) after 36 months, and one-third (1/3) after 48 months from the date of grant, subject to Mr. O’Brien remaining employed with the Company; provided that, upon his termination of employment due to death or “disability”  (as defined in the Employment Agreement), awards that would otherwise vest within 18 months of the date of such termination without regard to such death or disability would vest.  For the 2014 fiscal year, Mr. O’Brien will receive an equity award with a grant date value equal to 75% of his annual base salary, pro-rated based upon the number of months employed by the Company during 2014.  Upon termination of employment, other than termination for “cause” (as defined in the Employment Agreement), options to purchase Common Stock that are, or that then become, exercisable will remain exercisable for one year following termination, provided that the Mr. O’Brien remains in compliance with certain terms contained in the Employment Agreement, subject to applicable regulatory restrictions.

Upon the first day upon which Mr. O’Brien commenced employment, he was granted a stock option to purchase 500,000 shares of Common Stock (the “Initial Option”) with an exercise price equal to the fair market value of the Common Stock underlying the Initial Option on the date of grant (which was $4.09 per share).  The Initial Option will vest at the rate of 100% on the date that is two years following the date that Mr. O’Brien commenced employment, subject to his remaining employed on the vesting date; provided that, the unvested portion of the Initial Option would vest immediately in full upon Mr. O’Brien’s termination of employment due to death or disability.  In the event of termination of employment other than termination for cause, if the Initial Option is exercisable at the time of such termination of employment, it will remain exercisable for one year following termination, provided that the Mr. O’Brien remains in compliance with certain terms contained in the Employment Agreement.

The Employment Agreement provides that if Mr. O’Brien purchases Common Stock directly from the Company with his own funds, up to a maximum aggregate purchase of $1 million, during the period beginning immediately following the filing of the initial Current Report on Form 8-K announcing Mr. O’Brien’s proposed employment relationship with the Company, which was filed with the SEC on April 2, 2014, and ending 60 days after the Company and Mr. O’Brien enter into a change in control and severance agreement (after first receiving regulatory approval thereof) (the “Purchased Shares”), within five business days following each such purchase (but in no event before the later of the date that Mr. O’Brien becomes employed as President and Chief Executive Officer and July 1, 2014), Mr. O’Brien will be awarded matching shares of restricted stock by the Company in an amount equal to 1.5 shares of Common Stock for each one Purchased Share (“Matching Stock”).  On April 2, 2014, Mr. O’Brien purchased $1 million worth of Common Stock (or 301,205 shares), entitling him to a restricted stock award of 451,807 shares of Matching Stock as of July 2, 2014.  Matching Stock will vest at the rate of one-third (1/3) after 24 months, one-third (1/3) after 36 months, and one-third (1/3) after 48 months from the date Mr. O’Brien commenced employment with the Company, subject to his remaining employed on the vesting date, provided that, upon his termination of employment due to death or disability, awards that would otherwise vest within 18 months of the date of termination of employment without regard to such death or disability would vest upon such termination of employment, subject to applicable regulatory approvals.  Any dividends paid on the Common Stock will be paid on the Purchased Shares and Matching Stock at the same time and on the same terms and without regard to whether such shares are then vested, provided that such shares of Matching Stock have not previously been forfeited.  Matching Stock which has previously become vested will nevertheless be subject to restrictions on sale and transfer until following the first to occur of Mr. O’Brien’s termination of employment for any reason and a “change in control” of the Company (as defined in the Employment Agreement).  In the event of termination of employment prior to the Matching Stock becoming vested, such unvested Matching Stock will be forfeited as of the date of such termination of employment and the restrictions on sale and transfer of such unvested Matching Stock will not be removed.  The Purchased Shares will be subject to a holding period of 36 months from the date of purchase, but in no event later than the first to occur of Mr. O’Brien’s termination of employment for any reason and a Change in Control of the Company.  The Company is required to cause any equity awards to be received under the Employment Agreement to be registered with the SEC.

 Mr. O’Brien is also entitled to participate in any employee benefits, fringe benefits, perquisites and expense reimbursements that the Company or the Bank offers to full-time employees or other members of executive management, as disclosed in the Proxy Statement, except that Mr. O’Brien will not be entitled to participate in the Company’s Management Committee and Shared Services Incentive Compensation Plan (with respect to annual cash incentives or annual equity awards) or its proposed 2014 Performance Equity Plan.  Mr. O’Brien will also receive a temporary housing allowance and relocation assistance (which includes the payment of customary closing costs on the purchase of a new home and reimbursement of moving expenses).

Mr. O’Brien receives no compensation for serving as a member of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSATIONS

Effective on April 1, 2014, Mr. O’Brien was engaged to provide consulting services to the Board of Directors of the Bank for a bi-weekly retainer of $26,923, which  arrangement ended upon the commencement of his employment as President and CEO, on July 2, 2014.  Mr. O’Brien received a total of $177,692 in compensation for serving in the role as a consultant for the period from April 1, 2014 through July 1, 2014.

COMMITTEES OF THE BOARD OF DIRECTORS

Mr. O’Brien has been appointed to the Executive Committee of the Board of Directors.

INFORMATION ABOUT THE NOMINEE’S QUALIFICATIONS,
EXPERIENCE, ATTRIBUTES OR SKILLS

The Board of Directors believes that Mr. O’Brien has the qualifications, experience, attributes and skills appropriate to his continued service as a director of the Company in light of the Company’s business and structure and his prior experience as an officer and director of multiple large financial institutions.  He has a demonstrated a record of business and professional accomplishments that indicates he has the ability to critically review, evaluate and access information provided to him.  Set forth below is additional biographical information, including positions held by Mr. O’Brien with the Company and the Bank, his principal occupation and other directorships held during the past five years.

Mr. O’Brien is an experienced leader in the financial services industry, with over 37 years of industry experience.  Effective on July 2, 2014, following the receipt of the last of the formal Regulatory Non-Objections, Mr. O’Brien was appointed as President and CEO of the Company and the Bank and elected as a director by the boards of the Company and the Bank, for terms to expire upon the 2014 annual meetings of the Company and the Bank, respectively.  Mr. O’Brien previously served on the boards of BankUnited, Inc. and BankUnited, NA from May 2012 to April 2, 2014. Prior to that, Mr. O’Brien served as President and Chief Executive Officer of State Bank of Long Island/State Bancorp, Inc. from November 2006 to January 2012.  From 2000 to 2006 Mr. O’Brien was President and Chief Executive Officer of Atlantic Bank of NY and, following the acquisition of Atlantic Bank of NY by New York Commercial Bank, continued to serve as President and Chief Executive Officer during the post-closing transition.  From 1996 to 2000, Mr. O’Brien was Vice Chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc.  From 1977 to 1996, Mr. O’Brien was Chairman, President and Chief Executive Officer of North Side Savings Bank.  Mr. O’Brien served as a director of the Federal Home Loan Bank of New York from 2008 to 2012 and served as Chairman of NY Bankers Association in 2007.  Mr. O’Brien is currently Trustee and Chairman of the Audit Committee of Prudential Insurance Company of America $175 Billion Annuity Fund Complex, Vice-Chairman of the Board and Chairman of the Finance Committee of Archcare and Catholic Healthcare Foundation for the Archdiocese of New York. Mr. O’Brien received a B.A. in Political Science from Niagara University in 1972 and an M.B.A. from Iona College in 1982.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, WHICH NOW INCLUDE THOMAS M. O’BRIEN AS THE SUBSTITUTE NOMINEE FOR  STEVEN A. KASS.